Exhibit 3.1

DUPLICATE

CERTIFICATE OF	Number: BC1409749

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ROZE AI INC. was incorporated under the Business Corporations Act on April 7, 2023 at 08:00 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On April 7, 2023 T.K. SPARKS Registrar of Companies Province of British Columbia Canada